                                                  Exhibit 10.15

                             AN EVALUATION OF
                              HANOVER GOLD'S
                  VIRGINIA CITY MINING DISTRICT PROPERTY
                          MADISON COUNTY, MONTANA

                        BY ROGER STEININGER, PH.D.
                           CONSULTING GEOLOGIST
                                JULY, 1997

Introduction
Frank Duval requested this independent evaluation of Hanover Gold's Virginia City Mining District gold property (also referred to as the Kearsarge Project or Alder Gulch), which is based on a data review and site visit conducted on June 16-17, 1997. The evaluation is restricted to technical aspects of the geology, exploration potential, and gold resources. No attempt is made to validate the various land holdings, mineability of the known deposits, processing approach, and environmental issues. All of the analytical results are accepted as presented, and no effort is made to verify sample collection, preparation, and assaying techniques.

The following comments assume that the Easton-Pacific merger will be consummated by the shareholders of the two companies.

LAND
Hanover Gold controls most of the ground in the district that has important gold exploration potential. The few parcels that are not under Hanover's control are actively being pursued. In these days of segmented land interests it is rare that one company can control an entire district, adding to the attractiveness of the Hanover Gold story.

The Wilderness Study Area along the eastern margin of the holdings is a bother. Although the BLM has classified this as non-wilderness in character the area will continue to be treated as wilderness until such time as legislation removes it from consideration. Surface mapping and sampling is not restricted in a WSA, but drilling is difficult to permit. Until such time as the land's status is changed the Atlas prospect is effectively removed from consideration for development as a gold deposit. Lucas and Oro Cache may also be difficult to permit for development since they are sufficiently close to the WSA that ground disturbance may extending into the hollowed lands.

Hanover Gold has done an effective job of reducing production royalties to reasonable levels on both the patented and unpatented claims. If a Federal royalty is imposed on unpatented claims, the total royalty on the Hanover holdings still will be at reasonable levels. More importantly, except for Atlas, all of the important areas of known gold mineralization are on patented claims, which will most likely remove them from Federal royalties, if any mandated. What is having an important negative impact on the property are the yearly land payments. These have an aggregate outlay of about $1.5 million per year to a maximum of $7 million. This is money that could be more usefully devoted to the exploration program. Any approach to reducing these payments should be considered.

PROPERTY GEOLOGY
Gold mineralization is hosted in a sequence of Archean rocks that are dominated by gneisses. Several learned discussions have been carried out as to whether the mineralization is Precambrian and typical of greenstone-type gold deposits, or Tertiary mineralization along shear zones superimposed on the older rocks. The geology is not typical of greenstone type terrain, but still there are a few features that are similar to that type of gold deposit. The presence of large areas of Tertiary age gold mineralization in the region causes one to consider that Alder Gulch might also be of similar age. For the present exploration program the specific age of mineralization has little direct importance, but in the longer term the age of mineralization will be important to determine and at some point mineralization should be dated.

Whatever the origin of the gold, it is fairly obvious that the economically attractive mineralization occurs along shear and fault zones. These structural zones vary in width from a single fault only a few feet wide, to zones that are a few hundred feet across, with definable strike length of several hundred feet to several thousand feet. Drilling and underground workings have followed the zones down dip a few hundred feet, but it is likely that mineralization extends much deeper. While economic gold grades are not everywhere present in these structures, or in every structure, they are good hosts and all of the gold mineralization known in the district are within shear and fault zones. Gold is closely associated with quartz, some of which has characteristic vein structures, while in other areas quartz is present in irregular masses. Carbon rich intervals also have a close association with gold, whereas base metals are not always present. The most abundant sulfide is pyrite and below the zone of oxidization it is almost always present with gold. The extent of oxidization throughout the district is unknown, but any processing scenario will have to consider that much of the mineralization contains sulfides. The presence of carbon and iron sulfides should make electrical geophysical surveys effective in locating buried mineralization.

There seem to be two mineralized structural trends on the property. In the eastern portion the important shear and fault direction is to the northeast, while to the west the trend is to the northwest. On at least one geological map these two trends were shown to merge, and if this is true representation of what actually occurs this area could be an excellent exploration target. The convergence of structural trends is in the High-Up and Marietta area. The importance of these structural zones and their exact location can not be overstated. If the airborne geophysical survey does not accurately locate the shears, and even if it does, serious consideration should be given to ground geophysics and trenching to pin down the structure's precise locations.

Much of the alteration associated with gold mineralization has a strong carbonate component, but beyond that little is known about the assemblage of secondary minerals. During an inspection of selected core intervals it became obvious that secondary pink alkali feldspar is widespread and may have a close correlation with gold mineralization. One very interesting piece of core contains a zone of pink feldspar that was clearly replacing the host gneiss and was in-turn cut by a quartz vein. Reportedly, there are other areas of widespread pink feldspar replacement that may contain gold, in places appearing to be more disseminated than in veins (based on hand sample inspection). The relationship of pink feldspar to gold mineralization could be important to understand. If the feldspar has a wider distribution than gold it could be a good pathfinder assemblage. Obviously, characterizing the alteration assemblages associated with gold mineralization could be very important as an exploration tool.

This season's program of mapping and sampling is extremely important. A much better understanding of the area's geology and geochemistry, and its relationship to gold mineralization is a must for identifying gold deposits. Given the abundance of soil cover consideration should be given to trenching many of the areas of interest to assist in determining the extent of mineralization.

Also considering the lack of outcrop a district wide tight stream sediment sampling programs in the secondary and tertiary drainages, away from the areas of past placer mining, would also be useful in identifying areas of unexposed mineralization.

ASSAYING
Collecting representative samples and how they are treated after collection is always a concern, but with recent events in the industry it is even of greater concern. This evaluation included time spent discussing sampling and assaying at Alder Gulch with Bill Neal.

Much of the drilling is core, which should reduce down-hole contamination, which may be possible since many of the intercepts are high grade, in fractured ground, and/or below the water table. From the descriptions given by Neal it seems that a fairly typical approach was taken to drill hole sampling. Material was collected from the reverse circulation holes at the rig, bagged and shipped to an assay lab. Drill core was boxed at the rig and then transported to a site for sawing, with one half of the cut core used for assaying and the other half retained for reference. Apparently, all of the non-Hanover drill core samples were prepared off site, while some, or all, of the Hanover core was prepared on site. While there is no suggestion of improprieties, future sample preparation should only be by a third party.

Recently Neal has compiled all of the check assay data in an effort to determine the reliability of past analyses. While this was a good effort there are several comments that must be made about this study.

Any gold deposit, particularly one of this type, will have erratic gold distribution, and needs to be tested with as large a drill hole sample as possible and closely spaced drilling. Some of the drill core from past programs was small diameter and one would question the representative nature of the samples. These holes should be used only as guidelines for the location of mineralization. Large diameter core (NQ or larger) is a must for future drilling. A few of the drill holes were prepared and analyzed in the NA Degerstrom lab. While the lab may be totally reliable, the close association between Degerstrom and Hanover will always be a concern to outside groups and investors. As long as Degerstrom has an interest in the company that lab should not be used for analyses. The one aspect of the sampling and assaying procedures that was not checked during past programs was sample preparation. Samples of varying size were not prepared to determine what is the optimum sample size to collect from the drill hole. These samples could also be used to determine how much reduction should take place in the lab and what size analytical sample is needed for a reliable assay. the scatter diagram for the gravity assay vs. fire assay, in Neal's study, indicates that there is a nugget problem that should be addressed. The nugget effect might be reduced as simply as reducing a larger sample before an analytical split is taken, or metallic screen analyses may be required. Obviously more test work is needed. Neal's data shows a comparison between "twinned" holes, which is not good. Does the lack of correlation between the locations of mineralized intervals and grade within the intervals represent the natural variation between holes, or a sampling problem? A better study of the gold distribution by twinning more holes is needed, and consideration should be given to conducting this work during the current field season so that a good drill hole sampling protocol can be developed before next year's intense drilling program starts. Obviously, drilling at this point is so wide spaced that comments about continuity of mineralization are inappropriate, but close attention is needed to determine proper drill hole spacing for reverse definition.

DEPOSITS
Drilling is so wide spaced and/or incompletely evaluated that it is impossible to establish reserves, and except for Kearsarge, geologic resource estimates are not realistic. Core and rotary chips are just in the process of being re-logged and until completed the geologic knowledge of the various deposits is in its infancy. Having said that there are several observations about the mineralized areas (deposits) that are worth offering.

The limited drilling has not closed off any area of mineralization, therefore resource estimates presented here, or in other reports, should be considered minimums. Drilling has been restricted to testing near surface mineralization with most holes less than 500 feet deep, with the deepest about 850 feet. Essentially nothing is known of the deep gold potential on the property.

KEARSARGE / BIG VEIN
The most intensely drilled portion of the property is at Kearsarge, more specifically the Kearsarge/Big Vein system. Several companies have drilled the area, with the most reliable data from the Hanover and Kennecott programs. It is important to note that most of the drilling is along the Big Vein Zone, with very little along the nearby and subparallel Kearsarge vein. Based on limited drilling at Kearsarge two resource estimates have been produced, one by Kennecott and the other by Battle Mountain Gold (they did not drill any holes, just re-evaluated previous drilling). The two resource estimates are as follows.

      COMPANY     CUT OFF     TONNAGE   GRADE     OUNCES
Kennecott        0.01 opt AU   6,000,000   0.083     498,000
Battle Mountain  0.02 opt AU   2,062,400   0.233     480,539

The principal difference between the two estimates is that Kennecott incorporated more low-grade material, while the Battle Mountain estimate was more restrictive in what was considered for inclusion in the resource. A cursory inspection of the data suggests that the Battle Mountain estimate may be closer to what is accurately in the ground. It should be noted that none of the assays in the Battle Mountain estimate were cut. To cut, or not to cut, assays is always an argument and one that needs to be addressed here before resource/reserve estimates are constructed. There are enough very high-grade intervals, and they seem to have some consistency, that a strong case could be made for not cutting assays, or only cutting the extremely high assays.

Late in 1996 Hanover Gold drilled four holes in the area, the first two of which encountered the up-dip extension of the Big Vein zone and confirmed that reasonable thicknesses and grades extend up-dip from previous drilling. Holes 3 and 4 encountered a previously unknown vein in the hanging wall that also contains wide intervals of potentially mineable grades (see Hanover Gold news release number 96-10). This drilling strongly indicates that more mineralization exists in the area than previously known. Obviously, an intensive drill program is required to completely define the geologic resource, and ultimately the mineable reserves.

In addition to the open pit potential, several of the drill hole intercepts have grades and thicknesses suggesting that a portion of the mineralization has potential to support underground mining.

Four holes have been drilled to the northeast of the resource area, two of which encountered significant mineralization (KSR-18 25 feet of 0.046 opt Au and KSR-10 90 feet of 0.056 opt Au). These holes may represent an extension of the Kearsarge/Big Vein zone,and if that interpretation is correct it suggests that the resource could be considerably larger.

SOUTH BACHELOR - LUCAS-ATLAS, ET. AL.
Several holes have been drilled into northeast trending structures to the east and northeast of Kearsarge/Big Vein, resulting in the identification of gold intercepts that require fillip drilling. These areas include Atlas, Lucas, and South Bachelor. Surface sampling along these zones, and Roughrider and Oro Cache support the conclusion that they are all good gold targets. Since Atlas is within a Wilderness Study Area and Oro Cache is just outside of it, they are probably not worth pursuing until legislation is enacted that returns the area to multiple use.

Drilling in the Lucas and South Bachelor areas has identified several intercepts that vary from 20 to 95 feet wide, with grades in the 0.030 to
0.136 opt Au range. These mineralized drill hole intervals are spread over a strike length of at least 1,000 feet and a width of 500 feet. While the drilling is too widespread to develop even a geologic resource estimate there is every indication that a sizable gold deposit occurs in the area. Surface geochemistry suggests that the zone may have a strike length of several hundreds of feet to the northeast and southwest of the drilled area.

EASTON-PACIFIC
Mineralization here may have somewhat of a different style compared to that found elsewhere in the district. Gold occurs along steeply dipping veins and structures, but there may also be substantial mineralization in the wall rock either in strockwork veining and/or disseminations. Beyond that comment little is known about the geology of the mineralization. Gold has been mined at both the Easton and Pacific portions of the property. The 6,000 feet between the two mines contains a gold in soil anomaly that is up to 500 feet wide and is continuous over the entire separation between the Pacific and Easton. The only drilling on the Easton-Pacific ground is at the Pacific mine. The averaged mineralized intercept for all of the drill holes is 50 feet thick and the grade is 0.066 opt Au. Beyond that a resource estimate has not been developed for the Pacific drilling.

A major exploration program is needed along the Easton-Pacific trend, including basic geology supported by more geochemistry and possibly geophysics. A resource estimate of the Pacific mine area is justified given the amount of drilling. Two holes were drilled in the central portion of the geochemical anomaly, but seem to have missed the major structure and therefore it is not surprising that they do not contain significant mineralization. Several trenches across the anomaly would be very useful in identifying the controlling features for gold mineralization and in developing a successful drilling program.

The Easton-Pacific ground has the potential to contain a sizable area of gold mineralization that might be developed into a large mineable reserve.

EXPLORATION POTENTIAL
Since the geological program is just underway it is somewhat premature to speculate on the ultimate gold potential for the district. Early indications suggest that several gold deposits are yet to be discovered on the property. To the north of Kearsarge/Big Vein in the Tabor area several areas have been identified that contain strongly anomalous rock chip gold samples. Little is known of the area's geology and no drilling has occurred, but the widespread nature of the surface mineralization suggests that there may be at least one deposit in this portion of the property.

Previous work from the Hungry Hollow - High-Up mine area presents an extremely attractive exploration opportunity. Several relatively wide zones of mineralization have been identified in the Irene workings and need to be followed up. Since there is little known of the geology and no drilling, this is essentially a raw prospect.

Reconnaissance work that has just been started is turning up other areas of gold mineralization that were not previously known. This coupled with the extensive soil cover in the area suggest that other areas of gold mineralization are yet to be found.

CONCLUSION
Hanover Gold's Alder Gulch property is a district play where several high quality gold targets have been identified and several more are likely to be discovered. While it is always risky to speculate on the total number of ounces of gold to be discovered in any one deposit, or the district, some reasonable projections can be offered. Initial drilling the Kearsarge area indicates a resource of about 500,000 ounces of gold. Indications are that the zone is wider than originally projected and may be traceable over at least twice the strike length than presently defined. Depth potential can only be guessed at, but it could be substantial. If these projections hold true with additional drilling, a resource in the 2-4 million ounces of gold could exist. Previous drilling at Pacific suggests 1 to 2 million tons with an average grade of 0.066 opt Au, or approximately 100,000 ounces of gold. Additional drilling may expand this to 250,000 to 500,000 ounces of gold, without drilling the geochemical anomaly to the northwest (toward the Easton mine). These two deposits give an estimate of the larger and smaller size deposits that might be discovered. Given what is known of the rest of the district several deposits could be found which might place the total gold resource for the district above 5 million ounces. It must be strongly underscored that this is based entirely on geological inference, and the proof will be in drilling.

A comment about gold grades is also in order. The data reviewed strongly indicates that numerous areas of substantially greater than 0.10 opt Au exists and some of the gold may be coarse grained and not easily captured for assay. The high-grade intervals are most likely small and discontinuous between drill holes. It is likely that the economics of drilling and assaying will prevent identifying all of the high-grade material, and therefore whatever grade is placed on a resource is likely to be lower than what might be ultimately mined.

Hanover Gold's Virginia City Mining District holdings represents one of the better under-explored gold areas known in North America.